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                            [INTERWOVEN LETTERHEAD]


                                                                   EXHIBIT 10.15

February 18, 1999


Mr. Joe Ruck
780 Ringwood Avenue
Menlo Park, CA  94025


RE:  Revised Offer Letter


Dear Joe,

     Interwoven, Inc. (the "Company" or "Interwoven") is pleased to offer you a position as Vice President of Marketing at a base annual salary of $140,000. You will be eligible to receive additional incentive bonus compensation of $60,000 for a total target compensation package of $200,000. The $60,000 bonus will be paid subject to the 1999 Executive Staff MBO Plan and BOD approval. This position will report to Martin Brauns, President and CEO. You will be entitled to the benefits that Interwoven customarily makes available to employees in positions comparable to yours.

     In addition, subject to the approval of the Company's Board of Directors, the Company is prepared to issue to you options to purchase 320,000 shares (the "Options") of Company Common Stock at a price to be determined by the Board of Directors. The Options will be issued pursuant to the Company's 1998 Option Plan and will vest with respect to 25% of the shares subject to the Options one year after the date of the grant and, thereafter, with respect to an additional 1/48 of shares subject to the Options at the end of each calendar month after the first anniversary of the date of grant. It will also be recommended to the Board that you be entitled to purchase an additional 50,000 shares of Common Stock with a risk of expiration based on MBO attainment for 1999, but otherwise subject to the same vesting terms as presented above. In the event of an Involuntary Termination without cause, your options will vest monthly (1/48) from the date of the grant irrespective of the one year "cliff". The right to exercise any vested Options shall expire within ninety (90) days of the termination of your employment with Interwoven.

     The Company shall loan to you the full amount of the purchase price of the Shares (the "Loan"). The Loan shall bear interest at an annual rate of 6%. The Loan will be evidenced by a promissory note. It shall be recourse as to all interest, and as to principal shall be recourse and non-recourse in such amounts as are mutually agreed by you and the Company. In the event the Company does not exercise its repurchase option as to "unvested" Shares, you may require the Company to do so at cost.

                                                   Initial:  /s/ JR
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Ruck
Page 2

     The Company asks that you complete the enclosed "Employee Information and Inventions Agreement" prior to commencing employment. In part, this Agreement requests that a departing employee refrain from using or disclosing Interwoven's Confidential Information (as defined in the Agreement) in any manner which might be detrimental to or conflict with the business interests of Interwoven or its employees. This Agreement does not prevent a former employee from using his
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or her general knowledge and experience -- no matter when or how gained -- in any new field or position. If you should have any questions about the "Employee Confidential Information and Inventions Agreement", please call me.

     We hope that you and Interwoven will find mutual satisfaction with your employment. All of us at Interwoven are very excited about you joining our team and look forward to a beneficial and fruitful relationship. Nevertheless, employees have the right to terminate their employment at any time with or without cause or notice, and the Company reserves for itself an equal right. Nothing in this letter is intended to modify this at will employment relationship. We both agree that any dispute arising with respect to your employment, the termination of that employment, or a breach of any covenant of good faith and fair dealing related to your employment, shall be conclusively settled by arbitration in accordance with the Voluntary Labor Arbitration Rules of the American Arbitration Association (AAA) at the AAA office in San Jose.

     For purposes of federal immigration law, you will be required to provide Interwoven documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days of your date of hire, or our employment relationship will be terminated.

     This letter and the "Employee Confidential Information and Inventions Agreement" contain the entire agreement with respect to your employment. The terms of this offer may only be changed by written agreement, although the Company may from time to time, in its sole discretion, adjust the salaries and benefits paid to you and its other employees. Should you have any questions with respect to any of the items indicated above, please call me. Kindly indicate your consent to this employment agreement by signing and returning a copy of this letter and a completed "Employee Confidential Information and Inventions Agreement" to me by February 19, 1999.

                                         Yours truly,

                                         /s/ Martin Brauns

                                         Martin Brauns
                                         President & CEO




ACCEPTED:

/s/ Joe Ruck
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Joe Ruck

2/20/99
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Date